Exhibit 99.1

November 8, 2017

Mr. Brian R. Kahn
Vintage Capital Management, LLC
4705 S. Apopka Vineland Road, Suite 206
Orlando, FL 32819

Dear Brian:

The Rent-A-Center Board of Directors is in receipt of your letter of November 3, 2017.

As stated in the Company’s October 30, 2017 press release, the Board remains committed to exploring a broad range of strategic and financial alternatives and ensuring a fair and impartial process to all parties that have expressed an interest in the Company to date, or that may do so in the future. The Board appreciates Vintage’s interest in the Company and looks forward to additional dialogue. Given the early stage of the strategic review and the level of inbound interest from other parties, we do not believe it is in the best interests of our stockholders to enter into an exclusivity agreement with Vintage at this time.

Should you have any additional questions, please do not hesitate to contact JPMorgan which is acting as the Company’s financial advisor throughout this process.

Sincerely,

The Rent-A-Center Board of Directors

Cc:     Dawn M. Wolverton, Esq.
Vice President - Assistant General Counsel & Secretary
Rent-A-Center, Inc.